Exhibit 11.1

OPTIBASE LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

(as last adopted by the Company’s Board of Directors on September 5, 2016)

Introduction

This Code of Business Conduct and Ethics (the “Code”) of Optibase Ltd. and any of its subsidiaries (the “Company”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers, service providers and employees of the Company (collectively, "Employees"). All of our Employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or service. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 17 of this Code.

If a law conflicts with a policy in this Code, you must comply with the law.

1.	Compliance with Laws, Rules, Regulations and Company Policies

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All of our Employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from immediate supervisors, managers or other appropriate personnel.

In addition, all Employees must comply with applicable Company policies, as they may exist and amended from time to time.

2.	Conflicts of Interest

A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company.

You must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the Company’s best interests. You may not exploit your position for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

a.	cause the Company to engage in business transactions with relatives or friends;

b.	have taken an action or have interest that may make it difficult to perform your work for the Company objectively and effectively.

c.	have more than a modest financial interest in the Company's vendors, clients or competitors; or

d.	compete, or prepare to compete, with the Company while still employed by the Company and a reasonable time thereafter.

There are many other situations in which a conflict of interest may arise.

It is almost always a conflict of interest for an Employee to work simultaneously for a competitor, client or service provider. The best policy is to avoid any direct or indirect business connection with our clients, service providers or competitors, except on our behalf.

To avoid a conflict of interests, directors are expected to promptly disclose to their fellow directors any personal interest they may have in a matter which comes before the board of directors and to abstain from participating in any decision in which there is, or could be, a conflict between their personal interests ant the interests of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except as may be approved by the board of directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any Employee who becomes aware of a conflict or a potential conflict should bring it to the attention of an immediate supervisor, manager or other appropriate personnel or consult the procedures described in Section 17 of this Code.

3.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees’ trading in securities of the Company. This policy has been distributed to all relevant Employees. If you have any questions, please consult the Company’s Chief Financial Officer.

4.	Corporate Opportunities

Employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors (and/or the audit committee if required by any applicable law). No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees, directors or officers of other companies are prohibited.

Each Employee should endeavor to respect the rights of and deal fairly with the Company’s clients, service providers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

6.	Business Inducements and Gifts

Sales-related commissions, rebates, discounts, credits and allowances are customary business inducements, but careful attention should be paid in order to avoid illegal or unethical payments to gain an unfair advantage with clients and to ensure compliance with various pricing, currency exchange controls and tax regulations. Such payments must be reasonable in value, competitively justified, properly documented and directed toward the business entity and the country in which the original sales services were made/issued. They should not be directed to individual officers, employees or agents of such entities or to a related entity. They should be made only in the country of such entity's place of business.

Gifts are also part of commercial business entertainment. No gift or entertainment should ever be offered, given, provided or accepted by any Company Employee, family member of an Employee or agent unless it complies with all of the following: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, (5) would not be required to be reported as compensation to the recipient by any taxing authority with proper jurisdiction; and (6) does not violate any laws or regulations. Please discuss with your immediate supervisor any gifts or proposed gifts that you are not certain are appropriate.

7.
Antitrust

The Company's global activities are subject to the antitrust laws of various countries. In general, antitrust laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include, inter alia, agreements among competitors to fix or control prices and to allocate territories or markets. Care must be exercised to ensure that any activities with representatives of other companies are not viewed as a violation of any of these laws.

8.
Discrimination and Harassment

We are firmly committed to providing equal opportunity in  all  aspects  of  employment  and  will  not  tolerate  any  illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.  Employees must comply with applicable Company policies regarding employment discrimination and sexual harassment.

9.
Health and Safety

The Company strives to provide each Employee with a safe and healthy work environment. Each Employee is responsible for maintaining a safe and healthy workplace for all Employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are strictly forbidden. Employees should arrive to work in a condition suitable to performing their duties, free from the influence of illegal substances or alcohol. The use of illegal substances in the workplace will not be tolerated. All Employees must comply with applicable Company policies prohibiting alcohol and substance abuse in the workplace

10.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. In the performance of their duties, Employees are prohibited from knowingly misrepresenting facts. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of memos, and formal reports.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your immediate supervisor or the Company’s Chief Financial Officer.

It is of critical importance that the Company's filings with the U.S. Securities and Exchange Commission, the Israel Securities Authority and other public disclosures be accurate and timely. To that end, all of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained, unless permitted by applicable law or regulation, with the full knowledge and consent of the Audit Committee of the Company's Board of Directors.

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any record is prohibited.

Records should always be retained or destroyed according to the Company's record retention policies. In the event of litigation or governmental investigation involving Company records, please consult the Company's Chief Financial Officer.

11.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except, when disclosure is required by laws or regulations and only with the full knowledge and approval of the Company's Chief Financial Officer or Chief Executive Officer. Confidential information includes all non-public information that might be of use of competitors, or harmful to the Company or its clients, if disclosed. The obligation to preserve confidential information continues even after employment ends.

12.	Protection and Proper Use of Company Assets

All Employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of Employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

13.	Payments to Government Personnel

Because the Company is required to report to the U.S. Securities and Exchange Commission and to the Israel Securities Authority, the Company is subject to the U.S. Foreign Corrupt Practices Act, as well as to the Israeli Penal Code, which prohibit giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations in various countries regarding business gratuities that may be accepted by government personnel. The promise, offer or delivery to a government official or employee of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense.

14.	Political Contributions

No Employee is authorized to make a political contribution on behalf of the Company or in the Company's name.

The Company's policy regarding political contributions applies to the use of Company assets and is not intended to discourage or prevent individuals from engaging in political activities on their own time and at their own expense. Since work time can be considered a contribution, however, no Employee may work for any candidate during hours for which he or she is being paid by the Company.

The Company's policy regarding political contributions does not prohibit the Company from supporting the legitimate lobbying efforts of a trade association of which the Company is a member.

15.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code may be made only by the Company’s Board of Directors and will be promptly disclosed as required by any applicable law or regulations of the Nasdaq.

16.	CEO and Senior Financial Officers

The Company’s Chief Executive Officer and Senior Financial Officers are also subject to an additional set of rules regarding the disclosure made in the Company’s periodic reports, as described in the Addendum for CEO and Senior Financial Officers, attached to this Code.

17.	Reporting any Illegal or Unethical Behavior

If you are in a situation that you believe may violate or lead to a violation of this Code, or if you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location. Employees are encouraged to talk to their immediate supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees.

If you are still concerned after speaking with your immediate management or feel uncomfortable speaking with them (for whatever reason), you may directly contact Mr. Danny Lustiger, a member of the Audit Committee of the Company's Board of Directors by sending a detailed note, with relevant documents, to the following address: Tel: 03- 650-230-2564, email: dannylustiger@gmail.com.

Employees must read the Company's Complaint Procedure, which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, auditing, ethical and other business management matters. Any Employee may submit a complaint regarding such matters without fear of dismissal or retaliation of any kind.  Such complaints may be submitted to the Company's Complaint Office or directly to Mr. Danny Lustiger, a member of the Audit Committee of the Company's Board of Directors, as detailed above.

It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.  Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of the Company and of the Audit Committee of our Board of Directors that you will be protected from retaliation.

The following are the company's compliance procedures for Employees:

Employees and service providers

a.	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

b.	Clarify your responsibility and role. In most situations, there is shared responsibility. It may help to get others involved and discuss the issue.

c.
Discuss the issue with your manager or supervisor, as applicable. In many cases, your manager will be more knowledgeable about the issue and will appreciate being brought into the decision-making process. In cases where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, discuss it with the Company’s CFO or other appropriate management personnel. In addition, in cases where an employee has reported a violation to his manager, but he believes that the manager has not done enough to deal with the violation, the employee should feel free to approach the Company's CFO or other appropriate management personnel on the matter.

d.
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

e.
The Company realizes that some people may feel more comfortable reporting a suspected violation anonymously. However, in the event the report is made anonymously the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate commence and conduct an appropriate investigation.

f.	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act from your direct manager.

        Officers and Directors

a.	Directors should discuss the issue with their fellow directors or with the Company’s CEO or CFO.

b.	Officers should discuss the issue with the Company’s CEO or CFO.

c.	If it is not appropriate to discuss an issue with the foregoing persons, you should feel free to contact the Company’s outside legal counsel.

d.
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind for good faith reports of ethical violations.

18.	Disciplinary Action

Violations of any provisions of this Code, including retaliation against someone who has made a compliant of a violation, may result in disciplinary action including termination of employment or other relationship with the Company. In addition, certain violations could result in the imposition of civil and/or criminal sanctions. Illegal actions on the part of persons covered by the Code will be reported to the appropriate authorities.

ACKNOWLEDGMENT AND AGREEMENT

REGARDING THE CODE OF BUSINESS CONDUCT AND ETHICS

This is to confirm that I have read and understand the "Code of Business Conduct and Ethics" and will comply with the Policy Statement stated above. I understand that, if I am an Employee of Optibase Ltd. or any subsidiary of Optibase Ltd., my failure to comply in all respects with the Policy Statement is a basis for termination of my engagement with the Company.

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Employee’s signature

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Employee’s Name [printed]

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Position

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Date

ADDENDUM FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

a.
The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and with the Israel Securities Authority. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the CEO and Audit Committee, as the case may be, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

b.
The CEO and each senior financial officer shall promptly bring to the attention of the CEO and the Audit Committee, as the case may be, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

c.
The CEO and each senior financial officer shall promptly bring to the attention of the CEO and of the Audit Committee, as the case may be, any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

d.
The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Audit Committee, as the case may be, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

e.
The Company’s Audit Committee and Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO or the Company’s senior financial officers.

Annex A

List of Amendments

Adoption: Board of Directors: April 20, 2004

1st Amendment: Board of Directors: April 22, 2012

2nd Amendment: Board of Directors: September 5, 2016;